Ex-99.l
PURCHASE AGREEMENT
OSI ETF Trust (the "Trust"), a Delaware statutory trust, and O'Shares Investment Advisers, LLC ("O'Shares"), hereby agree as follows:
1. The Trust hereby offers to sell to O'Shares and O'Shares hereby agrees to purchase 4,000 shares of the O'Shares FTSE Russell Small Cap Quality Dividend ETF, a series of the Trust, at a price of $25 per share.  The Trust hereby acknowledges receipt from O'Shares of funds in full payment for the foregoing shares.
2. The shares were purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.
3. O'Shares represents and warrants to the Trust that the foregoing shares are being acquired for investment purposes only and that it has no present intention of redeeming or reselling the shares so acquired.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 22nd day of December, 2016.

OSI ETF TRUST

By:  /s/ Connor O'Brien
Name:  Connor O'Brien
Title:    Trustee

O'SHARES INVESTMENT ADVISERS, LLC

By:  /s/ Connor O'Brien
Name:  Connor O'Brien
Title:    CEO